Exhibit 99.1

925 Page Mill Road • Palo Alto, CA 94304 • 650.846.7500 tel • 650.845.6507 fax • www.genencor.com news for immediate release

for more information contact:

investors:

Tom Rathjen, +650-846-5810

media:

Valerie Tucker, +650-846-7571

GENENCOR REPORTS YEAR AND FOURTH QUARTER 2004 RESULTS

~Record Quarterly and Full Year Product Revenues~

Palo Alto, Calif., February 10, 2005 – Genencor International, Inc. (NASDAQ: GCOR) today reported that, for the full year ended December 31, 2004, total revenues increased by 7% to $410.4 million, compared to $383.2 million in 2003. Product revenues in 2004 were a company record $389.8 million compared to $362.1 million in the same period in 2003. Fees and royalty revenues were $20.6 million in 2004 as compared to $21.0 million in the prior year. Net income available to common stockholders was $18.9 million, or $0.31 per diluted share, for the full year ended December 31, 2004, compared to $15.5 million, or $0.26 per diluted share, for the same period in 2003. For 2004, Genencor generated $62.6 million in cash flow from operations.

     For the quarter ended December 31, 2004, total revenues were $104.3 million, compared to $97.0 million for the fourth quarter of 2003. Product revenues for the fourth quarter of 2004 increased 11% over the fourth quarter of 2003 to $102.6 million. Fees and royalty revenues were $1.6 million in the fourth quarter of 2004, compared to $4.4 million in the same period in 2003. Net loss applicable to common stockholders was $5.5 million, or $0.09 per diluted share, compared to net income available to common stockholders of $2.8 million, or $0.04 per diluted share, during the fourth quarter of 2003. The fourth quarter 2004 loss was due to lower fees and royalty revenues, higher cost of products sold, and increased general and administrative expenses. In addition, the fourth quarter was also impacted by the reorganization of Genencor’s Health Care

Genencor Reports Fourth Quarter Results — Page 1 of 10

business and the in-licensing of two compounds from the Public Health Service and the National Cancer Institute. It is anticipated that Genencor’s 2005 gross margin will be similar to the 42% rate of 2004.

Financial Results by Segment

     The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company’s current product revenues are derived from this segment. For the three months ended December 31, 2004, the Bioproducts segment achieved operating income of $6.5 million as compared to operating income of $13.2 million in fourth quarter of 2003. For the full year ended December 31, 2004, the Bioproducts segment achieved operating income of $56.2 million as compared to operating income of $65.4 million for the same period in 2003.

     The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations in support of our product objectives in the health care market. For the fourth quarter of 2004, the Health Care segment experienced an operating loss of $12.0 million as compared to an operating loss of $9.0 million for the same period in 2003. For the twelve months ended December 31, 2004, the Health Care segment experienced an operating loss of $23.3 million as compared to an operating loss of $33.6 million for the same period in 2003.

Business Update

     “In reviewing our accomplishments in 2004, we are very pleased with our record product revenues, the impressive growth within the Bioproducts segment and the very significant progress made in Health Care,” said Jean-Jacques Bienaimé, chairman, chief executive officer and president of Genencor. “In addition, over the past year our company has been the recipient of numerous awards of which we are most proud. Our technology for biomass conversion to ethanol was listed among R&D Magazine’s ‘Top 100 Technologically Significant Products for 2004’, Genencor’s 5-year and 12-month financial performance placed us on Forbes’ ‘Best 200 Small Companies List’, and Genencor was recognized by several local and national publications as one of the ‘best places to work’ in both the San Francisco Bay Area and the nation. All of these awards are reflective of our dedicated and talented employees and the outstanding contribution they make to Genencor,” said Bienaimé.

Genencor Reports Fourth Quarter Results — Page 2 of 10

Bioproducts

     During both the fourth quarter and the full year 2004, Genencor’s Bioproducts segment continued its steady growth, setting company records for product revenue. Fueled by double digit increases in fermentation alcohol and the food, feed and specialty categories, the full year saw U.S. dollar expansion in nearly all product sectors.

     Genencor’s Bioproducts segment enjoyed many high points throughout 2004, including significant progress in the quest of converting biomass (such as agricultural waste) to ethanol. Completing a four-year collaboration with the Department of Energy’s National Renewable Energy Laboratory (NREL) to reduce the costs of enzymes, Genencor exceeded contractual goals and program expectations. Based upon NREL’s model, Genencor scientists achieved an estimated cellulase cost in the range of $0.10 to $0.20 per gallon of ethanol, an approximate 30-fold improvement. While remaining technology challenges continue to be addressed, Genencor believes that enzymatic conversion of cellulose into fermentable sugars is no longer a major technical hurdle in the creation of a viable biorefinery industry.

     During 2004, the Bioproducts segment launched 19 new products and formulations, including the DEFENZ™ line of enzymes to neutralize specific nerve agents and organophosphate-based pesticides. Licensed from the U.S. Army Edgewood Chemical Biological Center, DEFENZ™ products have a potential customer base among military and civilian first responders such as hazardous materials teams, and fire and police departments. Continuing under UK and U.S. regulatory review is Genencor’s prionase, a proprietary enzyme for the elimination of prion infectivity. Prions are widely seen as the causative agent for Bovine Spongiform Encephalopathy, commonly known as mad cow disease, and its human form, Cruetzfelt-Jacob Disease. Once final approvals are received, Genencor plans to commercialize the technology in hospital and dental surgery settings, and possibly the meatpacking and processing industries.

     Growth initiatives within the Bioproducts segment made important progress during 2004. Genencor’s personal care team signed ingredient development contracts with two major consumer products companies for possible application in oral care and hair care. A contract extension was also signed with Dow Corning regarding the continued development of the Silicon Biotechnology™ platform, a collaboration focusing on the development of biosensors and other novel products.

     With the anticipated growth of the worldwide enzyme market, Genencor took important steps in 2004 to increase its global penetration. To meet the anticipated market expansion in China and other Asia Pacific countries, Genencor recently announced plans to build a new

Genencor Reports Fourth Quarter Results — Page 3 of 10

manufacturing facility in the Wuxi, China National Hi-Tech Industrial Development Zone. Once completed, the company plans to transfer operations and personnel from it existing facility in downtown Wuxi to the new manufacturing complex several miles away. In April, Genencor assumed majority ownership and controlling interest of its joint venture with Japan’s Kyowa Hakko Kogyo Company Ltd, now known as Genencor Kyowa Co. Ltd. With a focus on sales and technical service to customers in the cleaning, grain processing, textiles and food, feed and specialties markets, Genencor expects to expand its business in the estimated $200 million Japanese enzyme market. In an effort to strengthen its position within the Russian Federation, Genencor announced the September 2004 opening of its first office in Moscow.

Health Care

     In 2004, Genencor’s Health Care segment made significant progress and gained considerable traction in focusing and expanding its pipeline of targeted biotherapeutics against cancer. Early in the year, Genencor initiated Phase I clinical studies of its therapeutic vaccine for the treatment of hepatitis B. In March, validating its ability to create value in the Health Care segment, Genencor agreed to sell its therapeutic vaccine program to Innogenetics for $10 million in licensing fees, and further payments up to $87 million as development milestones are achieved. The agreement also provides Genencor with royalty payments on future product sales.

     Activities in the first quarter of 2004 enabled Genencor’s health care strategy to be implemented throughout the year. With a focus on targeted biotherapeutics against cancer, the company advanced its first product candidate, GCR-8886/2141, into IND-enabling development. This product candidate is based upon the Protein Activated Chemotherapy (PACT) technology, which is the company’s proprietary version of the Antibody Directed Enzyme Prodrug Therapy (ADEPT) platform. The product candidate targets significant unmet medical needs in colorectal and pancreatic cancer. In support of its product development programs, Genencor opened its cGMP facility in Rochester, New York, for the preparation of protein drug supply.

     In December 2004, strengthening its oncology pipeline, Genencor signed an exclusive worldwide patent license agreement giving it the right to develop and commercialize two therapeutic product candidates from the Public Health Service and the National Cancer Institute. The two proteins, GCR-3888 (formerly BL22) and GCR-8015 (formerly HA22), are recombinant immunotoxins that specifically target cancers derived from B-cells that express the CD22 antigen. GCR-3888 is currently in Phase II clinical studies for the treatment of hairy cell leukemia (HCL). Also underway is Phase I clinical testing in subsets of treatment-refractory pediatric acute

Genencor Reports Fourth Quarter Results — Page 4 of 10

lymphoblastic leukemia (pALL), chronic lymphocytic leukemia (CLL) and non-Hodgkin’s lymphoma (NHL). GCR-8015, an improved second-generation form of GCR-3888 for expanded subsets of patients with these hematologic malignancies, is in the IND-enabling stage of development. A Cooperative Research and Development Agreement between Genencor and the National Cancer Institute was also executed in support of advancing GCR-3888 and GCR-8015 and follow-on research initiatives.

     Also in December, Genencor announced a reorganization of its health care business to consolidate dedicated functions, contain costs and focus resources on its three flagship development programs and follow-on leads. Under the new structure, drug research, preclinical and clinical development, business development, regulatory affairs and cGMP manufacturing are integrated within a Health Care division under unified management. The reorganization is reflective of the evolution of Genencor’s Health Care business from a broad, research-intensive, start-up phase to a development phase with a focus on compelling products for the oncology markets.

Acquisition by Danisco

     As announced on January 27, 2005, Danisco A/S, one of the world’s largest producers of food ingredients, and Genencor signed a definitive agreement for Danisco to acquire all of the outstanding shares of common stock of Genencor, other than those already held by Danisco, Eastman Chemical Company or their respective subsidiaries for $19.25 per share in cash.

     In connection with the definitive agreement with Genencor, Danisco has entered into a definitive stock purchase agreement with Eastman Chemical under which Danisco will acquire all of the outstanding shares held by Eastman Chemical for $15 per share in cash and all of the outstanding shares of preferred stock of Genencor held by Eastman Chemical for $44 million in cash. Danisco and Eastman Chemical currently each own approximately 42% of Genencor’s outstanding shares of common stock and 50% of Genencor’s outstanding shares of preferred stock. The acquisition agreement is subject to certain conditions, including the tender of a majority of the outstanding shares of common stock of Genencor other than those held by Danisco, Eastman Chemical, the officers and directors of Genencor and its subsidiaries and the respective affiliates of each of the foregoing, receipt of regulatory approvals and other conditions. Subject to those conditions, Danisco and Genencor currently expect the acquisition to be completed by May 31, 2005.

Genencor Reports Fourth Quarter Results — Page 5 of 10

About Genencor

     Genencor International is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor’s products deliver innovative and sustainable solutions to many of the problems of everyday life.

     Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $410 million in year 2004 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

# # #

     This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as “believes,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might” and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties, such as Dow Corning; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, such as those pending on Genencor’s prion decontamination technology, or uncertainties related to product development, testing or manufacturing, including fluctuations in costs of energy, raw materials and other costs of production; changes in inventory levels; ability to form and maintain strategic alliances; ability to complete certain transactions and to realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor’s industry and risks of obsolescence of certain technology; the impact of general economic factors, including fluctuations in foreign currency exchange rates; the high risk nature of efforts to develop viable products for the health care market including the possibility that clinical or preclinical testing may reveal unsuccessful results or undesirable side effects; and the Company’s success in the process of management testing, including the evaluation of results, and auditor attestation of internal controls (as required under the Sarbanes-Oxley Act of 2002). These and other risk factors are more fully discussed in Genencor’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

Notice to Read Tender Offer Materials

     The description of the transaction, including the tender offer, contemplated by the acquisition agreement with Danisco contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Genencor. At the time the tender offer is commenced, an indirect wholly-owned subsidiary of Danisco (“Danisco’s acquisition subsidiary”) and Danisco intend to file a Tender Offer Statement on Schedule TO with the Securities and Exchange

Genencor Reports Fourth Quarter Results — Page 6 of 10

Commission containing an offer to purchase, forms of letters of transmittal and other documents relating to the transaction and Genencor intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the transaction with the Securities and Exchange Commission. Danisco’s acquisition subsidiary, Danisco and Genencor intend to mail these documents to the stockholders of Genencor. Genencor and Danisco also intend to file a Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission relating to the transaction. These documents will contain important information about the transaction and stockholders of Genencor are urged read them carefully when they become available. Stockholders of Genencor will be able to obtain a free copy of these documents (when they become available) at the website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Danisco by contacting Danisco at: Langebrogade 1, P.O. Box 17, DK-1001 Copenhagen K, Denmark, attention: Investor Relations, or from Genencor by contacting Genencor at: 925 Page Mill Road, Palo Alto, CA 94304, attention: Investor Relations.

Genencor Reports Fourth Quarter Results — Page 7 of 10

Genencor International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in Thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product revenue	$102,646	$92,566	$389,827	$362,143
Fees and royalty revenues	1,622	4,444	20,590	21,019

Total revenues	104,268	97,010	410,417	383,162

Operating expenses:
Cost of products sold	61,887	52,760	225,749	207,483
Research and development	22,952	20,926	75,809	72,534
Sales, marketing and business development	11,536	9,814	38,902	33,735
General and administrative	12,086	9,830	40,506	33,559
Amortization of intangible assets	1,202	1,378	4,684	5,682
Other (income)/expense	(38)	(2,489)	(8,372)	(2,081)

Total operating expenses	109,625	92,219	377,278	350,912

Operating income/(loss)	(5,357)	4,791	33,139	32,250

Non operating expenses/(income):
Investment expense	—	—	—	1,018
Interest expense	1,124	1,539	4,829	6,667
Interest income	(1,024)	(956)	(3,614)	(3,960)

Total non operating expenses/(income)	100	583	1,215	3,725

Income/(loss) before income taxes	(5,457)	4,208	31,924	28,525

Provision for/(benefit from) income taxes	(1,730)	(362)	5,746	5,717

Net income/(loss)	$(3,727)	$4,570	$26,178	$22,808

Net income available/(loss applicable) to holders of common stock	$(5,546)	$2,751	$18,903	$15,533

Earnings/(loss) per common share:
Basic	$(0.09)	$0.05	$0.32	$0.26

Diluted	$(0.09)	$0.04	$0.31	$0.26

Weighted average common shares:
Basic	59,697	59,104	59,434	58,767

Diluted	59,697	61,831	61,204	60,680

Genencor Reports Fourth Quarter Results — Page 8 of 10

Genencor International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$189,661	$166,551
Other current assets	181,605	158,661

Total current assets	371,266	325,212
Property, plant and equipment, net	235,754	232,902
Goodwill	29,380	29,380
Intangible assets, net	43,951	47,075
Other assets	71,762	77,853

Total assets	$752,113	$712,422

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities	$113,616	$102,168
Long-term debt and capital lease obligations	36,436	65,308
Other long-term liabilities	36,658	32,259

Total liabilities	186,710	199,735

Redeemable preferred stock	184,300	177,025

Stockholders’ equity	381,103	335,662

Total liabilities, redeemable preferred stock and stockholders’ equity	$752,113	$712,422

Genencor Reports Fourth Quarter Results — Page 9 of 10

Genencor International, Inc. and Subsidiaries

Unaudited Segment Information
(Amounts in thousands)

For the three months ended December 31, 2004
				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals

Product revenue	$102,646	$—	$102,646	$—	$102,646
Fees and royalty revenues	1,622	—	1,622	—	1,622
Total revenues	104,268	—	104,268	—	104,268
Research and development	12,996	9,956	22,952	—	22,952
Operating income/(loss)	6,508	(11,983)	(5,475)	118	(5,357)

For the three months ended December 31, 2003
				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals

Product revenue	$92,566	$—	$92,566	$—	$92,566
Fees and royalty revenues	4,444	—	4,444	—	4,444
Total revenues	97,010	—	97,010	—	97,010
Research and development	13,528	7,398	20,926	—	20,926
Operating income/(loss)	13,198	(9,023)	4,175	616	4,791

For the twelve months ended December 31, 2004

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals

Product revenue	$389,827	$—	$389,827	$—	$389,827
Fees and royalty revenues	10,215	10,375	20,590	—	20,590
Total revenues	400,042	10,375	410,417	—	410,417
Research and development	48,399	27,410	75,809	—	75,809
Operating income/(loss)	56,215	(23,317)	32,898	241	33,139

For the twelve months ended December 31, 2003

				Corporate	Consolidated
	Bioproducts	Health Care	Segment Subtotal	and Other	Totals

Product revenue	$362,143	$—	$362,143	$—	$362,143
Fees and royalty revenues	20,594	425	21,019	—	21,019
Total revenues	382,737	425	383,162	—	383,162
Research and development	45,687	26,847	72,534	—	72,534
Operating income/(loss)	65,372	(33,648)	31,724	526	32,250

Genencor Reports Fourth Quarter Results — Page 10 of 10